UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 6/6/2008

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-8092

DE	94-1620407
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

323 Vintage Park Drive, Suite B, Foster City, California 94404
(Address of Principal Executive Offices, Including Zip Code)

650-212-2568
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 8.01                      Other Events

On June 6, 2008, OXIS International, Inc. (“OXIS”) received a Notification of Disposition of Collateral dated June 5, 2008 from Bristol Investment Fund, Ltd. (“Bristol”) in which Bristol communicated its intention to sell all or some of the “Pledged Securities” as that term is referred to in the Security Agreement dated October 25, 2006 entered into between OXIS, Bristol and three other holders (“Debenture Holders”) of certain Secured Convertible Debentures (“Debentures”) due October 25, 2008 in an aggregate principal amount of $1,694,250.  Bristol holds a Debenture in the principal amount of $502,000.  Apparently Bristol is acting as the agent for all Debenture Holders in pursuing the sale of collateral.  The Pledged Securities referenced in the Security Agreement include the capital stock and other equity interests owned, directly or indirectly, by OXIS, specifically its equity interests in its subsidiaries, including its 53% interest in BioCheck, Inc.  Bristol’s Notification indicates that the sale of these equity interests will be sold to the highest qualified bidder in public on Thursday, June 19, 2008 at 10:00 a.m. at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP in New York, New York.  Nonetheless, OXIS and the Debenture Holders have continued their negotiations for a forbearance and OXIS is continuing the process of selling assets to repay amounts owed under the Debentures.

Beginning on February 1, 2007, OXIS was required to amortize the Debenture in equal installments on a monthly basis resulting in a complete repayment by the maturity date.  OXIS has not made the required monthly cash redemption amounts and as of June 1, 2008 was seventeen months behind on these payments.  Pursuant to the provisions of the Debentures, such non-payment is an event of default.  Upon an event of default, each Debenture Holder has the right to accelerate the cash repayment of the Mandatory Default Amount, which is the greater of: (1) 130% of the outstanding principal amount of the debenture or (2) the outstanding principal amount of the debenture, divided by the conversion price (currently $0.35) on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher volume weighted average price, and all other amounts, costs, expenses and liquidated damages due in respect of the debenture.  Penalty interest accrues on any unpaid balance at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law until such amount is paid in full.

Previously, on April 9, 2008 and April 28, 2008, Bristol sent demand letters to OXIS stating that OXIS was in default under the Debentures due to lack of payment of required monthly principal installment payments starting in February 1, 2007.  At the time of the April 9, 2008 letter, OXIS and Bristol were in active negotiations on a proposed financing transaction which would provide OXIS an opportunity to resolve the existing default under the Debentures.  The proposed financing transaction was not accepted by all Debenture Holders and therefore was not executed.  In the April 28, 2008 letter, Bristol demanded that OXIS provide them with a definitive plan of action to resolve the existing default within three business days.  Bristol has not made any specific demands for other costs, expenses or liquidated damages to date.  On May 30, Cranshire Capital, LP (“Cranshire”), another Debenture Holder, sent a letter to OXIS stating that OXIS was in default on the Debentures and that Cranshire intended to seek all potential remedies.  Cranshire holds a Debenture in the principal amount of $313,750.  In response to the default letters received from Bristol and Cranshire, OXIS management had communicated its plan to pay all amounts due under the terms of the Debentures upon the sale of its 53% interest in BioCheck, Inc. and its research assay business prior to the maturity date of the Debentures on October 25, 2008 and referenced four non-binding letters of intent that it has received from potential purchasers.  The indications of value contained in the letters of intent would provide, if closed, funds sufficient to pay off the Debenture Holders and additionally provide cash resources to support a business plan based on its neutraceutical and therapeutic assets. OXIS has been in active negotiations with the Debenture Holders aimed at resolving the existing default under the Debentures and avoiding the foreclosure sale.

Item 9.01.                      Financial Statements and Exhibits.

(d)  Exhibits

10.1           Notification of Disposition of Collateral dated June 5, 2008.

SIGNATURE(S)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

OXIS International, Inc.

Dated: June 13, 2008	By:	/s/ Marvin S. Hausman
Marvin S. Hausman
CEO and Chairman